UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2009

ARBINET-THEXCHANGE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Albany Street, Tower II, Suite 450 New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 509-9100
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2009, Alex Mashinsky (“Mr. Mashinsky”) resigned from the Board of Directors of Arbinet-thexchange, Inc. (“Arbinet” or the “Company”) effective immediately.  Arbinet has engaged Mr. Mashinsky to serve as a consultant to the Company pursuant to a Consulting Agreement, dated as of March 4, 2009, among the Company, the Alex Mashinsky 2001 GRAT (the “Consultant”) and Mr. Mashinsky.  Under the terms of the Consulting Agreement, Mr. Mashinsky, on behalf of the Consultant, will provide advisory and consulting services to the Company for a period of six months beginning on March 4, 2009.  As compensation for such advisory and consulting services, Arbinet granted to the Consultant on March 4, 2009 an option to purchase 100,000 shares of Arbinet’s common stock at an exercise price of $1.50 per share, which represents the closing price per share of the Company’s common stock on the NASDAQ Global Market on March 4, 2009.  The options will vest at a rate of 16.66% on the final day of each month of the term of the Consulting Agreement beginning on April 4, 2009 and ending on September 4, 2009, provided that the Consultant is providing consulting services to the Company on each such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBINET-THEXCHANGE, INC.

Date: March 5, 2009	By:	/s/ W. Terrell Wingfield, Jr.
Name: W. Terrell Wingfield, Jr.
Title: General Counsel and Secretary